Exhibit 3.65

FILED
In the Office of the
Secretary of State of Texas

CERTIFICATE OF LIMITED PARTNERSHIP	APR 11 2003
OF
KIMBALL HILL HOMES SAN ANTONIO, L.P.	Corporations Section

The undersigned, being the sole general partner of a limited partnership (the “Partnership”) formed under the Texas Revised Limited Partnership Act, Article 6132a-1 of the Revised Civil Statutes of the State of Texas, hereby states as follows:

1.        The name of the Partnership is Kimball Hill Homes San Antonio, L.P.

2.        The registered office of the Partnership is 350 North St. Paul Street, Dallas, Texas 75201; and the name of the registered agent of the Partnership for service of process at such address is CT Corporation System.

3.        The address of the principal office in the United States where records of the Partnership are kept or made available as required by Section 1.07 of the Texas Revised Limited Partnership Act, is:

8584 Katy Freeway, Suite 200

Houston, Texas 77024

4.        The sole general partner of the Partnership and the mailing address and the street address of the business or residence of such general partner is:

Kimball Hill Homes Houston Operations, L.L.C.

8584 Katy Freeway, Suite 200

Houston, Texas 77024

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership the 10 day of April, 2003.

Kimball Hill Homes Houston Operations, L.L.C.,
a Texas limited liability company

By:	/s/ David K. Hill
David K. Hill, Manager